Exhibit 23.1

KPMG LLP

Suite 1100

4655 Executive Drive

San Diego, CA 92121-3132

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 3, 2024, with respect to the financial statements of Artiva Biotherapeutics, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

San Diego, California

June 28, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.